
                                                                            EXHIBIT 12(a)

                   BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
             COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                                  (dollars in millions)

                                                                       Six
                                                                      Months
                                                                      Ended
                                 Year Ended December 31,             June 30,
                              1989    1990    1991    1992    1993     1994
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effects
     of accounting
     changes                 $ (815) $  815  $  834  $  906  $1,550    $  492
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)           4,803   4,826   3,614   3,099   3,148     1,800
 3. Less: Equity in undistri-
           buted income of
           unconsolidated
           subsidiaries and
           affiliates            14      47      31      40      30        17
 4. Earnings including
     interest on deposits     3,974   5,594   4,417   3,965   4,668     2,275
 5. Less: Interest on
           deposits           2,253   2,226   1,589   1,119   1,013       409
 6. Earnings excluding
     interest on deposits    $1,721  $3,368  $2,828  $2,846  $3,655    $1,866

Fixed Charges:
 7. Interest Expense         $4,775  $4,799  $3,585  $3,072  $3,122    $1,787
 8. Estimated interest
     component of net
     rental expense              26      27      29      27      26        13
 9. Amortization of debt issuance
     expense                      2       -       -       -       -         -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest     4,803   4,826   3,614   3,099   3,148     1,800
11. Add: Capitalized
          interest                5       -       -       -       -         -
12. Total fixed charges       4,808   4,826   3,614   3,099   3,148     1,800
13. Less: Interest on
           deposits
           (Line 5)           2,253   2,226   1,589   1,119   1,013       409
14. Fixed charges excluding
     interest on deposits    $2,555  $2,600  $2,025  $1,980  $2,135    $1,391

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)            0.83    1.16    1.22    1.28    1.48      1.26
  Excluding interest on
   deposits
   (Line 6/Line 14)            0.67    1.30    1.40    1.44    1.71      1.34

   For the year ended December 31, 1989, earnings, as defined above, did not cover fixed charges, including and excluding interest on deposits, by $834 million as a result of the 1989 special provision for refinancing country credit losses of $1.6 billion.